EIGHTH AMENDMENT

TO THE AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

GENERATION INCOME PROPERTIES, L.P.

AND

SERIES B-1 STANDSTILL AND OMNIBUS CONSENT

Dated as of July 16, 2026

This Eighth Amendment to the Amended and Restated Limited Partnership Agreement of Generation Income Properties, L.P. and Series B-1 Standstill and Omnibus Consent (this “Amendment”) is made as of the date first written above by and among Generation Income Properties, Inc., a Maryland corporation (“GIPR”), individually and in its capacity as sole general partner of Generation Income Properties, L.P.; Generation Income Properties, L.P., a Delaware limited partnership (the “Partnership” or “GIPLP”); and LMB Owenton I LLC, a Kentucky limited liability company (the “B-1 Holder”). GIPR, GIPLP and the B-1 Holder are referred to collectively as the “Parties.”

Capitalized terms used but not defined in this Amendment have the meanings given to them in the Partnership Agreement.

RECITALS

WHEREAS, the Partnership is governed by that certain Amended and Restated Limited Partnership Agreement dated March 23, 2018, as amended by the First Amendment dated May 21, 2019, the Second Amendment dated October 12, 2020, the Third Amendment dated August 10, 2023, the Fourth Amendment dated June 27, 2024, the Fifth Amendment dated July 24, 2024, the Sixth Amendment dated February 6, 2025, and the Seventh Amendment dated April 16, 2026 (as amended, the “Partnership Agreement”);

WHEREAS, GIPR is the sole general partner of the Partnership;

WHEREAS, the B-1 Holder and GIPLP entered into that certain Contribution and Subscription Agreement dated October 11, 2021, as amended by that certain Unit Issuance Agreement and Amendment to Contribution and Subscription Agreement dated February 7, 2023 (as amended, the “B-1 Contribution Agreement”);

WHEREAS, the B-1 Holder and GIPLP entered into that certain Contribution and Exchange Agreement dated July 24, 2024 (the “B-1 Exchange Agreement”), pursuant to which the B-1 Holder contributed 155,185 Common Units to GIPLP in exchange for 155,185 Series B-1 Preferred Units;

WHEREAS, pursuant to the Fifth Amendment to the Partnership Agreement dated July 24, 2024, the General Partner established the Series B-1 Preferred Units and set forth their terms in Exhibit G to the Partnership Agreement;

WHEREAS, the existing terms of the Series B-1 Preferred Units include a right, beginning July 24, 2026, for the B-1 Holder to require the Partnership to redeem Series B-1 Preferred Units for a cash amount equal to $7.15 per Series B-1 Preferred Unit, together with related cash or asset redemption mechanics (the “Existing B-1 Redemption Right”);

WHEREAS, the Parties desire to eliminate the Existing B-1 Redemption Right before it becomes exercisable on July 24, 2026, and to provide instead for an exchange right settled at the election of GIPR or the General Partner and payable, by default, in a fixed number of REIT Shares;

WHEREAS, the Parties intend that the foregoing amendments support GIPR’s intended classification of the Series B-1 Preferred Units as permanent equity for financial reporting purposes, subject in all respects to the independent review and concurrence of GIPR’s auditors;

WHEREAS, this Amendment is intended to preserve the existing $0.117 per Series B-1 Preferred Unit quarterly preferred return and does not include any change in the Series B-2 Preferred Unit economics or any increase in a preferred return; and

WHEREAS, GIPR is joining this Amendment in its individual capacity to undertake the obligations expressly assigned to it, including the issuance of REIT Shares upon an exchange in accordance with amended and restated Exhibit G.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.
Definitions; Construction.
(a)
“Amendment Effective Date” means the date on which this Amendment has been executed by all Parties and all corporate and partnership action required to authorize this Amendment has been taken.
(b)
“B-1 Agreements” means the B-1 Contribution Agreement and the B-1 Exchange Agreement.
(c)
“Exhibit G” means Exhibit G to the Partnership Agreement, as amended and restated by this Amendment.
(d)
References to an agreement include its exhibits, schedules and amendments. References to Sections and Exhibits are to this Amendment unless otherwise indicated. The words “including” and “includes” are without limitation.
2.
Amendment and Restatement of Exhibit G. Effective as of the Amendment Effective Date, the Partnership Agreement is amended by replacing and superseding existing Exhibit G in its entirety with Exhibit G attached to this Amendment.

From and after the Amendment Effective Date, the Series B-1 Preferred Units are governed by Exhibit G as so amended and restated.
3.
Amendment of B-1 Contribution Agreement.
(a)
Section 2.6 of the B-1 Contribution Agreement, as previously amended, is amended and restated in its entirety as follows:

“2.6 Terms of Series B-1 Preferred Units. The Contributor acknowledges that all 155,185 Common Units issued to the Contributor under this Agreement, as amended, were contributed to GIPLP and exchanged for 155,185 Series B-1 Preferred Units pursuant to the B-1 Exchange Agreement. From and after the Amendment Effective Date, the designations, preferences, rights, powers and duties of the Series B-1 Preferred Units, including all redemption, repurchase, tender, exchange and settlement rights, are governed solely by Exhibit G to the Partnership Agreement, as amended and restated by the Eighth Amendment. Contributor has no right under this Agreement to require GIPLP, GIPR or any affiliate to redeem, repurchase or otherwise acquire any Series B-1 Preferred Unit or other Partnership Unit for cash, a fixed dollar amount, a variable number of securities designed to deliver a fixed value, or any other property.”

(b)
Except as expressly amended by this Section 3, the B-1 Contribution Agreement remains in full force and effect, including Section 2.7 and all other provisions relating to the intended tax treatment of the original contribution.
4.
Amendment and Confirmation of B-1 Exchange Agreement.
(a)
Section 4.2 of the B-1 Exchange Agreement is amended by adding the following sentence at the end of that Section:

“Notwithstanding anything to the contrary in this Agreement, the designations, preferences, rights, powers and duties of the Preferred Units, including all redemption, repurchase, tender, exchange and settlement rights, are governed solely by Exhibit G to the Partnership Agreement, as amended and restated by the Eighth Amendment.”

(b)
For the avoidance of doubt, this Amendment does not amend, waive, release or limit Section 4.3 of the B-1 Exchange Agreement, including the agreed tax treatment and indemnification obligations set forth therein. Except as expressly amended by this Section 4, the B-1 Exchange Agreement remains in full force and effect.
5.
Holder Consent; Waiver; Representations.
(a)
The B-1 Holder consents to the amendment and restatement of Exhibit G and the amendments to the B-1 Agreements.
(b)
The B-1 Holder irrevocably waives, relinquishes and terminates any right, whether arising under the Partnership Agreement, any B-1 Agreement, any side letter or otherwise, to require GIPLP, GIPR or any affiliate to redeem, repurchase or otherwise acquire any Series B-1 Preferred Unit for cash, a fixed dollar amount, other assets or a variable number of REIT Shares designed to deliver a fixed value.
(c)
The B-1 Holder represents that it is the record and beneficial owner of all 155,185 outstanding Series B-1 Preferred Units and has full power and authority to execute and deliver this Amendment and to waive the Existing B-1 Redemption Right.
(d)
The B-1 Holder has not delivered an outstanding notice of redemption, tender or exchange with respect to any Series B-1 Preferred Unit. To the extent any such notice has been delivered, it is irrevocably withdrawn and cancelled effective immediately upon the B-1 Holder’s execution of this Amendment.
(e)
The B-1 Holder represents that no oral or written agreement, side letter, commitment or understanding exists that would require or reasonably be expected to require cash or other asset settlement in respect of the Series B-1 Preferred Units after giving effect to this Amendment.
(f)
The B-1 Holder has had the opportunity to consult independent legal, tax, accounting and financial advisers regarding this Amendment, understands the economic effect of surrendering the Existing B-1 Redemption Right, and is not relying on GIPR, GIPLP or their advisers for legal, tax, accounting or investment advice.
6.
Short Standstill Pending Effectiveness.
(a)
As a separate and independent covenant, effective immediately upon the B-1 Holder’s execution and delivery of this Amendment, the B-1 Holder agrees that, during the Standstill Period, it will not deliver any redemption notice, exchange notice, demand, instruction or other communication purporting to exercise or assert the Existing B-1 Redemption Right or any other holder-controlled cash or other asset settlement right with respect to the Series B-1 Preferred Units.
(b)
“Standstill Period” means the period beginning on the date the B-1 Holder executes and delivers this Amendment and ending on the earliest of: (i) the Amendment Effective Date; (ii) August 31, 2026; and (iii) written notice from GIPR or GIPLP to the B-1 Holder that GIPR and GIPLP have abandoned the Series B-1 permanent-equity amendment process. The Standstill Period is intended solely as an interim protection if signatures, auditor review or corporate approvals are not completed before July 24, 2026.
(c)
The standstill in this Section 6 is not a waiver of any claim unrelated to the Existing B-1 Redemption Right, does not require GIPR or GIPLP to settle in cash or other assets, and does not create any right to damages measured by the value of the Existing B-1 Redemption Right.
7.
No Majority-in-Interest Condition; No B-2 Effect. This Amendment does not amend Exhibit H, does not amend the Series B-2 Preferred Units, does not increase the Series B-1 Preferred Return, and does not increase or otherwise modify any distribution rate or preference of any class or series of Partnership Units. The Parties intend that this Amendment be effective upon the General Partner’s authorization and the B-1 Holder’s consent, without conditioning effectiveness on consent of a Majority in Interest. Nothing in this Section limits the General Partner’s ability to obtain any additional consent it determines is advisable.
8.
GIPR Undertakings Regarding REIT Shares.
(a)
Subject to Exhibit G, the Articles of Amendment and Restatement of GIPR, applicable law and the rules of the Exchange, GIPR agrees to issue the REIT Shares required to settle a valid Tender in accordance with Exhibit G unless the General Partner or GIPR affirmatively elects cash settlement or combined cash and share settlement in its sole and absolute discretion.
(b)
GIPR shall use commercially reasonable efforts to maintain a sufficient number of authorized and unissued REIT Shares available for issuance under Exhibit G. REIT Shares issued in accordance with Exhibit G shall, when issued in accordance with Exhibit G, be duly authorized, validly issued, fully paid and nonassessable.
(c)
GIPR may cause any REIT Shares to be issued in book-entry form and may require customary transfer-agent instructions, tax forms, investment representations and other documentation reasonably necessary or advisable to effect the issuance lawfully.
9.
Securities Matters; Registration.
(a)
The B-1 Holder represents as of the date of this Amendment that it is an “accredited investor” within the meaning of Regulation D under the Securities Act, is acquiring any REIT Shares for its own account and not with a view to distribution in violation of the Securities Act, and has received or had access to the information it considers necessary to evaluate this Amendment.
(b)
Unless covered by an effective registration statement or otherwise freely transferable under applicable law, REIT Shares issued under Exhibit G will be restricted securities and may bear customary restrictive legends or book-entry notations.
(c)
Section 8.05 of the Partnership Agreement shall apply, mutatis mutandis, to REIT Shares issued upon settlement of a Tender under Exhibit G, and solely for that purpose those REIT Shares shall be deemed “Redemption Shares.” This subsection does not create any obligation to settle a Tender in cash or in a variable number of REIT Shares and does not expand the registration obligations beyond those expressly set forth in Section 8.05 of the Partnership Agreement.
(d)
Notwithstanding anything contained herein or Exhibit G to the contrary, the B-1 Holder shall not be entitled to make a Tender for a number of REIT Shares that would exceed the difference between the number of REIT Shares beneficially owned by the B-1 Holder and 4.99% of the number of REIT Shares then outstanding, with beneficial ownership being calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. However, the limitation set forth in the preceding sentence may be waived by and at the election of the B-1 Holder upon not less than 61 days’ prior notice to the Partnership and GIPR, and the provisions of the preceding sentence shall continue to apply until such 61st day (or such later date, as determined by the B-1 Holder, as may be specified in such notice of waiver). In addition to the beneficial ownership limitation described above in this paragraph and notwithstanding anything to the contrary in the Partnership Agreement or any amendment or exhibit thereto, the Tender of Series B-1 Preferred Units or Series B-2 Preferred Units may not result in the aggregate issuance of more than 2,050,498 REIT Shares (which is 19.9% of the number of REIT Shares outstanding on the date hereof and which number is subject to proportionate adjustment for stock splits, reverse stock splits, stock combinations hereafter) unless GIPR seeks and actually receives stockholder approval in accordance with the rules of the Nasdaq Capital Market.
10.
No Cash or Other Asset Put; No Side Arrangements. No holder shall have any right to elect or require cash, a fixed dollar amount, a variable number of REIT Shares designed to deliver a fixed value, a make-whole payment, a market-value true-up, other property, acceleration, default interest, liquidated damages or other asset settlement in respect of any Series B-1 Preferred Unit. Cash or a combination of cash and REIT Shares may be used only if and to the extent affirmatively elected by the General Partner or GIPR in its sole and absolute discretion under Exhibit G. Neither GIPR, GIPLP nor the B-1 Holder shall enter into any side letter, oral understanding or other arrangement that has the purpose or effect of restoring a holder-controlled cash or other asset settlement right.
11.
Accounting and Tax Matters; Tax Protection.
(a)
The Parties acknowledge that GIPR intends to seek permanent-equity classification for the Series B-1 Preferred Units. Accounting classification is determined by GIPR and its independent auditors under applicable accounting guidance. No Party is making any representation or warranty that any particular accounting treatment will result from this Amendment.
(b)
The Parties intend that this Amendment not alter the agreed tax treatment of the transactions documented by the B-1 Agreements, but no Party makes any representation regarding the tax treatment of this Amendment or any future Tender or settlement. Each Party has been advised to consult its own tax adviser.
(c)
If the execution of this Amendment, or any amendment effected by this Amendment, causes a taxable event for the B-1 Holder or, if the B-1 Holder is treated as a pass-through entity for income tax purposes, for its direct or indirect owners, GIPR and the Partnership will indemnify the B-1 Holder for (i) the incremental tax actually imposed on the B-1 Holder or those owners as a direct result of that taxable event, and not any tax the B-1 Holder or those owners would owe irrespective of this Amendment, and (ii) the penalties and interest imposed with respect to that tax and the reasonable professional fees incurred by the B-1 Holder or those owners in determining, reporting, responding to or contesting that tax. Amounts payable under this Section 11(c) are computed net of, and without duplication of, any amount paid or payable to or for the benefit of the B-1 Holder or its owners under Section 4.3 of the B-1 Exchange Agreement or any other agreement in respect of the same taxable event, and nothing in this Section 11(c) amends or limits Section 4.3 of the B-1 Exchange Agreement.

(d)
The B-1 Holder will give GIPR prompt written notice of any audit, assessment or other claim by the Internal Revenue Service or any other taxing authority that could result in a payment under Section 11(c), will consult with GIPR in good faith regarding any response to the taxing authority, and will permit GIPR to participate in any related proceeding at GIPR’s expense. The B-1 Holder will not settle or concede any such claim without GIPR’s prior written consent, which GIPR will not unreasonably withhold, condition or delay.
12.
Authority; Effectiveness.
(a)
The General Partner adopts the amendments to the Partnership Agreement pursuant to Sections 4.02, 5.01(i) and 11.01 of the Partnership Agreement and represents that all corporate action required on the part of GIPR and GIPLP to authorize this Amendment has been or will be taken before the Amendment Effective Date.
(b)
This Amendment is effective as of the Amendment Effective Date. The standstill in Section 6 is effective as provided in Section 6, whether or not the Amendment Effective Date has occurred.
(c)
The amendments to the redemption and exchange mechanics in Exhibit G apply solely to the Series B-1 Preferred Units and do not alter the Conversion Factor or the Redemption Right applicable to Common Units generally.
13.
Ratification; Conflicts.
(a)
Except as expressly amended by this Amendment, the Partnership Agreement and the B-1 Agreements are ratified and remain in full force and effect.
(b)
In the event of a conflict concerning the terms of the Series B-1 Preferred Units, Exhibit G controls over the B-1 Agreements.
(c)
This Amendment does not constitute a novation of any B-1 Agreement or a release of any obligation not expressly released or superseded herein.
14.
Further Assurances; Public Disclosure.
(a)
Each Party shall execute and deliver such further instruments and take such further actions as another Party may reasonably request to implement this Amendment, update the books and records of the Partnership and GIPR, instruct the transfer agent and evidence the cancellation or replacement of the Existing B-1 Redemption Right.
(b)
The B-1 Holder acknowledges that GIPR is a public reporting company and may file this Amendment with the Securities and Exchange Commission and disclose its terms as GIPR determines is required or advisable under applicable law or stock exchange rules.
15.
Miscellaneous.

(a)
Governing Law; Forum. This Amendment and the amendments to the Partnership Agreement are governed by Delaware law, without regard to conflict-of-laws principles. The forum-selection provisions of each B-1 Agreement continue to govern claims under that agreement to the extent applicable and not inconsistent with this Amendment.
(b)
Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which is an original and all of which together constitute one instrument. Electronic signatures and signatures delivered by PDF or other electronic transmission are effective as originals.
(c)
Severability. If any provision is held invalid or unenforceable, it shall be enforced to the maximum extent permitted and the remaining provisions shall remain in effect; provided that no severance shall be construed to create or restore any holder-controlled cash or other asset settlement right.
(d)
Entire Agreement as to Subject Matter. This Amendment, together with the documents it amends, contains the complete agreement of the Parties concerning its subject matter and supersedes all prior or contemporaneous understandings concerning that subject matter.
(e)
No Third-Party Beneficiaries. Except for permitted successors and assigns expressly entitled to rights under the Partnership Agreement, nothing in this Amendment confers rights on any Person other than the Parties.
(f)
Expenses. Each Party shall bear its own legal, accounting, tax and other costs incurred in connection with this Amendment, except as otherwise expressly provided in a B-1 Agreement or in the Ninth Amendment to the Partnership Agreement.
(g)
Headings. Headings are for convenience only and do not affect interpretation.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Eighth Amendment as of the date first written above.

GENERATION INCOME PROPERTIES, INC.,

a Maryland corporation, individually and as sole general partner of Generation Income Properties, L.P.

By: /s/ David Sobelman

Name: David Sobelman

Title: Chief Executive Officer

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership

By: Generation Income Properties, Inc., its sole general partner

By: /s/ David Sobelman

Name: David Sobelman

Title: Chief Executive Officer

LMB PARTY

LMB OWENTON I LLC,

a Kentucky limited liability company

By: /s/ Lloyd M. Bernstein

Name: Lloyd M. Bernstein

Title: Sole Member

EXHIBIT G

DESIGNATION OF THE SERIES B-1 PREFERRED UNITS

OF

GENERATION INCOME PROPERTIES, L.P.

(As amended and restated by the Eighth Amendment)

1. Designation and Number. A series of Preferred Units of Generation Income Properties, L.P., a Delaware limited partnership (the “Partnership”), designated the “Series B-1 Preferred Units,” is hereby established. The number of authorized Series B-1 Preferred Units is 155,185.

2. Defined Terms.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Exchange Eligibility Date” means July 24, 2026.

“Exchange Notice” means a written notice substantially in the form of the Notice of Redemption attached as Exhibit B to the Partnership Agreement, modified to refer to an exchange under this Exhibit G and to eliminate any holder cash election.

“REIT Shares Amount” means the number of REIT Shares determined under Section 6(c).

“Series B-1 Preferred Return” means the distribution provided in Section 5(a).

“Specified Settlement Date” means the date determined under Section 6(d).

“Tender” means a tender of Series B-1 Preferred Units for exchange under Section 6(a).

“Trading Day” means a day on which the principal national securities exchange or automated quotation system on which the REIT Shares are then listed is open for trading or, if the REIT Shares are not then listed, any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to close.

Capitalized terms used and not otherwise defined in this Exhibit G have the meanings given to them in the Partnership Agreement.

3. Maturity. The Series B-1 Preferred Units have no stated maturity, are perpetual and are not subject to any sinking fund or mandatory redemption.

4. Rank. With respect to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the Series B-1 Preferred Units rank on parity with all Common Units and LTIP Units. Any class or series of Partnership Units that by its terms ranks junior to, on parity with or senior to the Common Units ranks in the same manner relative to the Series B-1 Preferred Units. The Series B-1 Preferred Units rank junior to the Partnership’s existing and future indebtedness. All Series B-1 Preferred Units rank equally with one another and are identical in all respects.

5. Distributions.

(a) Subject to the preferential rights of holders of any class or series ranking senior to the Series B-1 Preferred Units as to distributions, holders of Series B-1 Preferred Units are entitled to receive, when, as and if authorized by the General Partner in its sole and absolute discretion and declared by the Partnership, out of assets of the Partnership legally available for payment, cash distributions at the rate of $0.117 per Series B-1 Preferred Unit per quarter, as adjusted only under Section 6(c) for objective stock-split-type events affecting REIT Shares and Partnership Units proportionately (the “Series B-1 Preferred Return”). The Series B-1 Preferred Return is payable subject to and in accordance with Section 5.02 of the Partnership Agreement as if the Series B-1 Preferred Units were Common Units, mutatis mutandis, except as expressly modified by this Exhibit G.

(b) This Exhibit G is intended to preserve the existing economic treatment of the Series B-1 Preferred Return except as expressly stated herein. Without limiting the foregoing, no failure or delay by the General Partner to authorize, or by the Partnership to declare or pay, any distribution, and no unpaid amount in respect of any distribution, whether or not accrued under the Partnership’s books and records, creates or gives rise to any right of redemption, repurchase, acceleration, cash settlement, default interest, liquidated damages, specific performance requiring cash or other asset settlement, or any other remedy in favor of any holder.

(c) No distribution shall be authorized, declared, paid or set apart when prohibited by applicable law or the terms of any agreement binding on GIPR or the Partnership, including any agreement relating to indebtedness, or when the General Partner determines in its sole discretion that the distribution could adversely affect GIPR’s qualification or intended qualification as a real estate investment trust.

6. Optional Exchange.

(a) Eligibility; Tender. On and after the Exchange Eligibility Date, a holder may Tender all or a portion of its Series B-1 Preferred Units by delivering an Exchange Notice to the Partnership, with a copy to the General Partner. The procedures, notice periods, restrictions and limitations in Section 8.04 of the Partnership Agreement applicable to a redemption of Common Units apply to a Tender of Series B-1 Preferred Units, mutatis mutandis, solely as process mechanics and only to the extent not inconsistent with this Exhibit G. Those procedures are modified so that no holder has any cash election or any right to receive cash or other assets. For the avoidance of doubt, incorporation of Section 8.04 shall not diminish any procedural protection, notice right, or cure right available to a redeeming holder thereunder; the Cash Amount election and every other right under Section 8.04 to elect or receive cash or other assets are eliminated and do not apply to any Tender.

(b) Form of Settlement. Subject to the conditions in this Section 6, GIPR shall, on the Specified Settlement Date, acquire the Series B-1 Preferred Units covered by a valid Tender and deliver the REIT Shares Amount to the tendering holder. The General Partner and GIPR may, in their sole and absolute discretion, elect to settle all or any portion of a Tender in cash or in any combination of cash and REIT Shares. No holder has any right to require GIPR, the Partnership or any affiliate to settle a Tender in cash, in a fixed dollar amount, in a variable number of REIT Shares designed to deliver a fixed value, by a make-whole payment or market-value true-up, or in any other property.

(c) REIT Shares Amount; Objective Adjustments. The REIT Shares Amount equals the number of Series B-1 Preferred Units being share-settled multiplied by 1.0. The 1.0 exchange ratio shall be adjusted automatically and proportionately only for stock splits, reverse stock splits, stock dividends, combinations, subdivisions, reclassifications or similar objective recapitalization events affecting all outstanding REIT Shares proportionately and, if applicable, Partnership Units proportionately. No adjustment shall be made for cash distributions, market-price changes, issuances below market, dilutive transactions, financing transactions, asset sales or changes in enterprise value.

(d) Specified Settlement Date. The Specified Settlement Date is the first Business Day of the month that is at least 180 calendar days after the General Partner receives a valid Exchange Notice. The General Partner may defer the Specified Settlement Date to the extent necessary or advisable to comply with applicable law, the charter of GIPR, the Partnership Agreement, the rules of the Exchange, transfer-agent requirements, tax withholding requirements or any other legal, regulatory, ownership or administrative condition described in this Section 6.

(e) Conditions; Legal and Regulatory Impediments. A holder is not entitled to effect a Tender, and GIPR and the Partnership are not required to settle a Tender, to the extent that delivery of REIT Shares would: (i) violate the Articles of Amendment and Restatement of GIPR or otherwise cause a transfer to a trust or other restriction under GIPR’s ownership and transfer limitations; (ii) cause GIPR to fail to qualify or remain qualified as a real estate investment trust; (iii) violate the Securities Act, state securities laws or any other law; (iv) violate the rules of the Exchange; (v) require stockholder approval that has not been obtained; (vi) exceed the number of authorized but unissued REIT Shares available for issuance; or (vii) require documentation, representations, tax forms, legends, transfer-agent instructions or other actions that the holder has not provided. In any such case, the Tender shall be suspended, deferred, reduced or ineffective to the extent of the impediment and shall not result in any right to cash, damages or other assets.

(f) Distributions on Tendered Units. A holder whose Series B-1 Preferred Units are settled is entitled to a distribution only if that distribution was authorized and declared with a record date before the Specified Settlement Date. No distribution is payable with respect to those settled Series B-1 Preferred Units for a record date on or after the Specified Settlement Date.

(g) Fractional Shares. No fractional REIT Shares shall be issued. Fractional entitlements shall be aggregated to the extent administratively practicable and otherwise rounded down to the nearest whole share. GIPR may, but is not required to, settle a fractional interest in cash for administrative convenience.

(h) Transfer; Withholding; Documentation. Tendered units shall be delivered free and clear of all liens, claims and encumbrances. Sections 8.04(d), (f), (g) and (h) of the Partnership Agreement apply, mutatis mutandis. GIPR and the Partnership may require investment representations, tax forms, evidence of authority, transfer documentation and other items reasonably necessary or advisable to effect settlement lawfully.

(i) Registration. Section 8.05 of the Partnership Agreement applies to REIT Shares issued under this Section 6 as provided in the Eighth Amendment.

(j) No Other Redemption. Except for distributions authorized and declared under Section 5 and rights upon an actual liquidation, dissolution or winding up under Section 4, no event or circumstance - including a change of control of GIPR or the Partnership, a delisting of REIT Shares, a failure of GIPR to qualify or remain qualified as a real estate investment trust, an asset sale, a financing default, a dividend arrearage, a failure to issue REIT Shares or a legal, regulatory, ownership or securities-law impediment - gives any holder a right to require GIPR, the Partnership or any affiliate to redeem, repurchase, acquire or otherwise settle any Series B-1 Preferred Unit for cash or other assets.

7. Voting Rights. Holders of Series B-1 Preferred Units have no voting rights, except as expressly required by applicable law or the Partnership Agreement.

8. Conversion. The Series B-1 Preferred Units are not convertible or exchangeable for any other property or securities except pursuant to Section 6.